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Exhibit 99.4

TENET HEALTHCARE CORPORATION

    Offer to exchange its 5 3/8% Senior Notes due 2006, which have been registered under the Securities Act of 1933, for any and all of its outstanding 5 3/8% Senior Notes due 2006

    Offer to exchange its 6 3/8% Senior Notes due 2011, which have been registered under the Securities Act of 1933, for any and all of its outstanding 6 3/8% Senior Notes due 2011

    Offer to exchange its 6 7/8% Senior Notes due 2031, which have been registered under the Securities Act of 1933, for any and all of its outstanding 6 7/8% Senior Notes due 2031

  THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 2002, UNLESS EXTENDED AS TO ONE OR MORE SERIES.

            , 2002

To Our Clients:

    Enclosed for your consideration is a prospectus dated            , 2002 (the "prospectus") and the accompanying letter of transmittal (which together constitute as to each series an "exchange offer") relating to the offer by Tenet Healthcare Corporation to exchange up to $550,000,000 aggregate principal amount of its new 5 3/8% Senior Notes due 2006, $1,000,000,000 aggregate principal amount of its new 6 3/8% Senior Notes due 2011, and $450,000,000 aggregate principal amount of its new 6 7/8% Senior Notes due 2031, each of which have been registered under the Securities Act of 1933 (the "new notes"), for any and all of its outstanding 5 3/8% Senior Notes due 2006, 6 3/8% Senior Notes due 2011 and 6 7/8% Senior Notes due 2031, respectively (the "old notes"). As set forth in the prospectus, the terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the exchange and registration rights agreement described in the prospectus. Old notes may be tendered in a principal amount of $1,000 and integral multiples of $1,000.

    We are forwarding the enclosed material to you as the beneficial owner of old notes held by us for your account or benefit but not registered in your name. Only we may tender old notes in the exchange offer as the registered holder, if you so instruct us. Therefore, Tenet Healthcare Corporation urges beneficial owners of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange old notes in the exchange offers.

    Accordingly, we request instructions as to whether you wish us to exchange any or all old notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and letter of transmittal. We urge you to read carefully the prospectus and letter of transmittal before instructing us to exchange your old notes.

    You should forward instructions to us as promptly as possible in order to permit us to exchange old notes on your behalf before the exchange offers expire at 5:00 P.M., New York City time, on            , 2002, unless extended as to one or more series. A tender of old notes of a series may be withdrawn at any time prior to the applicable expiration time, which is 5:00 P.M., New York City time, on            , 2002 or the latest time to which the exchange offer relating to such series is extended.

    We call your attention to the following:

  1.
  The exchange offers are for the exchange of $1,000 principal amount of new notes for each $1,000 principal amount of old notes. $2,000,000,000 aggregate principal amount of the old notes was outstanding as of            , 2001.

  2.
  The exchange offers are subject to certain conditions. See "The Exchange Offers—Conditions to the Exchange Offers" in the prospectus.

  3.
  Tenet Healthcare Corporation has agreed to pay certain of the expenses of the exchange offers. It will pay any transfer taxes incident to the transfer of old notes from the tendering holder to Tenet Healthcare Corporation, except as provided in the prospectus and the letter of transmittal. See "The Exchange Offers—Fees and Expenses" in the prospectus and instruction 10 of the letter of transmittal.

    Tenet Healthcare Corporation is not making the exchange offers to, nor will it accept tenders from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offers or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

    If you wish us to tender any or all of your old notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying letter of transmittal is furnished to you for informational purposes only and may NOT be used by you to exchange old notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

    The undersigned acknowledge(s) receipt of your letter and the material enclosed with and referred to in your letter relating to the exchange offers of Tenet Healthcare Corporation.

    This will instruct you to tender for exchange the aggregate principal amount of the series of old notes indicated below (or, if no aggregate principal amount is indicated below, all old notes) held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal.

Aggregate principal amount of old notes to be tendered for exchange:*
$ ____________________________	5 3/8% Senior Notes due 2006
$ ____________________________	6 3/8% Senior Notes due 2011
$ ____________________________	6 7/8% Senior Notes due 2031

*I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of old notes in the space above, all old notes at each series held by you for my (our) account will be tendered for exchange.

_________________________________________________________ Signature(s)	_________________________________________________________
_________________________________________________________ Name(s) (Please print)	_________________________________________________________
_________________________________________________________ Taxpayer Identification or Social Security Number(s)	_________________________________________________________
_________________________________________________________ Capacity (full title), if signing in a fiduciary or representative capacity
_________________________________________________________ Telephone (Include area code)
_________________________________________________________
_________________________________________________________
_________________________________________________________ Address (Include zip code)
_________________________________________________________ Date

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  Exhibit 99.4
LETTER TO CLIENT
INSTRUCTIONS